                                                                     Exhibit 3.3

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

         The undersigned officer of Cognizant Technology Solutions Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Cognizant Technology Solutions Corporation. The Corporation was originally incorporated under the name Anemone Investments, Inc.

         2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State on April 6, 1988.

         3. A Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit A, has been duly adopted by the Board of Directors and by written consent of the majority stockholder of the Corporation, in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         4. The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended and restated to read in its entirety as set forth in the Restated Certificate of Incorporation attached hereto as Exhibit A, which is hereby incorporated by reference.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly elected Chairman of the Board and Chief Executive Officer this _________ day of __, 2003.


                                       _________________________________________
                                       Wijeyaraj Mahadeva
                                       Chief Executive Officer

                                                                       EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                                   ARTICLE I

         The name of the Corporation is Cognizant Technology Solutions Corporation (hereinafter, the "Corporation").

                                   ARTICLE II

         The registered office of the Corporation within the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "GCL").

                                   ARTICLE IV

         A. The total number of shares of stock that the Corporation shall have authority to issue is One Hundred Forty Million (140,000,000) of which (i) One Hundred Million (100,000,000) shares shall be shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and Twenty-five Million (25,000,000) shares shall be shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock") (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the "Common Stock"), and
(ii) Fifteen Million (15,000,000) shares shall be shares of Preferred Stock, $.10 par value per share (the "Preferred Stock").

         B. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock of the Corporation, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.

         C. The following is a statement of the powers, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock of the Corporation.

                  (1) Except as otherwise set forth below in this Article IV, the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

                  (2) Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Restated Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor. If any dividend or other distribution in cash or other property is paid with respect to Class A Common Stock or with respect to Class B Common Stock (other than dividends or other distributions payable in shares of Common Stock), a like dividend or other distribution in cash or other property shall also be paid with respect to shares of the other class of Common Stock, in an amount equal per share. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed shall be equal in number on a per share basis. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

                  (3) (a) At every meeting of the stockholders of the Corporation, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his, her or its name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock standing in his, her or its name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of the stockholders; provided, however, that with respect to any proposed conversion subsequent to a Tax-Free Spin-Off (as defined in paragraph (C)(6)(b) below) of the shares of Class B Common Stock into shares of Class A Common Stock pursuant to paragraph (C)(6)(b) below, each holder of a share of Common Stock, irrespective of class, shall have one vote in person or by proxy for each share of Common Stock standing in his, her or its name on the transfer books of the Corporation. Except as may be otherwise required by this Article IV, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the holders of Common Stock.

                           (b) Subject to any rights of the holders of Preferred Stock, the provisions of this Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class; provided, however, that with respect to any proposed amendment of this Restated Certificate of Incorporation which would alter or change the powers, preferences or special rights of the shares of Class A Common

         Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the shares affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class as hereinbefore provided. Any increase in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock shall be deemed not to affect adversely the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock. Neither the outcome of any vote with respect to any proposed conversion subsequent to a Tax-Free Spin-Off of the shares of Class B Common Stock into shares of Class A Common Stock pursuant to paragraph (C)(6)(b) below nor the occurrence of the events described in the last sentence of paragraph (C)(6)(b)(iii) below shall be deemed to be a modification, revision, alteration, amendment, repeal or rescission of the provisions of this Restated Certificate of Incorporation.

                           (c) Every reference in this Restated Certificate of Incorporation to a majority or other proportion of shares of Common Stock, Class A Common Stock or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock, as applicable, are entitled.

                  (4) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Class A Common Stock and Class B Common Stock. For the purposes of this paragraph (C)(4), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

                  (5) In the event of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation unless immediately following such event, and based solely on the securities issued in connection therewith, a majority of the total voting power of the successor corporation is held by Persons (as defined in paragraph (C)(6)(b)(ii) below) that were stockholders of the Corporation immediately prior to such event, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock; provided, however, that in the event of any such reorganization or consolidation in which a majority of the total voting power of the successor corporation is held by Persons that were stockholders of the Corporation immediately prior to such event, each holder of a share of Class A common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock and vice versa except that any stock or securities received may differ insofar as is necessary to preserve the respective voting rights of the Class A Common Stock and Class B Common Stock hereunder.

                  (6) (a) Prior to the date on which shares of Class B Common Stock are distributed to stockholders of Cognizant (as defined in paragraph (C)(6)(b) below) in a Tax-Free Spin-Off, each record holder of shares of Class B Common Stock may convert from time to time any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates for such shares, accompanied by any required tax transfer stamps and by a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock and requesting that the Corporation issue all of such shares of Class A Common Stock to Persons named therein, setting forth the number of shares of Class A Common Stock to be issued to each such Person and the denominations in which the certificates therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock except as set forth in paragraph
         (C)(6)(b) below.

                           (b) (i) Prior to a Tax-Free Spin-Off, each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock immediately prior to the transfer of such share if, after such transfer, such share is not Beneficially Owned (as defined below) by Cognizant. Shares of Class B Common Stock shall not convert into shares of Class A Common Stock (x) in any transfer effected in connection with a distribution of Class B Common Stock as a spin-off, split-up or split-off to stockholders of Cognizant intended to be on a tax-free basis under the Internal Revenue Code of 1986, as amended from time to time (the "Code") (a "Tax-Free Spin-Off'), or (y) except as otherwise set forth below in this paragraph (C)(6)(b), in any transfer after a Tax-Free Spin-Off. For purposes of this paragraph
         (C)(6), a Tax-Free Spin-Off shall be deemed to have occurred at the time shares are first transferred to stockholders of Cognizant following receipt of an affidavit described in clauses (vi) or (vii) of the first sentence of paragraph (C)(6)(d) below. For purposes of this paragraph (C)(6), "Cognizant" shall mean Cognizant Corporation, a Delaware corporation, all successors to Cognizant Corporation by way of merger, consolidation or sale of all or substantially all its assets, and all corporations, partnerships, joint ventures, associations and other entities in which Cognizant Corporation Beneficially Owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power or similar voting interests ("Voting Interests") (each, a "Subsidiary Entity"), but which shall not include the Corporation or any Subsidiary Entity in which the Corporation Beneficially Owns, directly or indirectly, 50% or more of the outstanding Voting Interests (it being understood that Cognizant shall mean IMS Health Incorporated upon consummation of the reorganization of Cognizant into IMS Health Incorporated and Nielsen Media Research on or about June 30, 1998). The terms "Beneficially Own," "Beneficially Owns" and "Beneficially Owned" as used herein shall have the meanings ascribed to such terms in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as in effect on the date of filing of this Restated Certificate of Incorporation.

                  (ii) The term "Person" as used herein shall mean any individual, firm, corporation or other entity; each reference to an "individual" (or to a "record holder" of shares, if an individual) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such individual or record holder.

                  (iii) In the event of a Tax-Free Spin-Off, each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock (x) immediately prior to the first transfer of such share (such transfer being deemed to occur upon any change of the Beneficial Owner thereof) after such share is transferred to a stockholder of Cognizant in the Tax-Free Spin-Off or (y) if later, on the fifth anniversary of the date on which such share of Class B Common Stock is first transferred to a stockholder of Cognizant in the Tax-Free Spin-Off unless, prior to such Tax-Free Spin-Off, Cognizant delivers to the Corporation the written advice of counsel, reasonably satisfactory to the Corporation, to the effect that such conversion could adversely affect the ability of Cognizant to obtain a favorable ruling from the Internal Revenue Service that the distribution would be a Tax-Free Spin-Off under the Code or the Internal Revenue Service has adopted a general non-ruling policy on tax-free spinoffs and that such conversion could adversely affect the status of the transaction as a Tax-Free Spin-Off. If such written advice of counsel is received, approval of such conversion shall be submitted to a vote of the holders of the Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off. At the meeting of stockholders called for such purpose, every holder of Common Stock shall be entitled to one vote (irrespective of the voting rights provided for such shares under paragraph (C)(3)(a) above) in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation. Approval of such conversion shall require the approval of a majority of the votes, on the per share voting basis provided in the preceding sentence, entitled to be cast by the holders of the Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, and the holders of the Class B Common Stock shall not be entitled to a separate class vote. Such conversion shall be effective on the date on which such approval is given at a meeting of stockholders called for such purpose. Notwithstanding the foregoing, if Cognizant delivers to the Corporation prior to such anniversary the written advice of counsel, reasonably satisfactory to the Corporation, to the effect that such vote could adversely affect the status of the transaction as a Tax-Free Spin-Off (including without limitation the ability to obtain a favorable ruling from the Internal Revenue Service), such vote shall not be held and no such conversion shall take place. Upon delivery of such written advice of counsel as to such vote, and the further advice that the continued existence of this paragraph
         (C)(6)(b)(iii) itself could adversely affect the status of the transaction as a Tax-Free Spin-Off (including without limitation the ability to obtain a favorable ruling from the Internal

         Revenue Service), then this paragraph (C)(6)(b)(iii) shall thereafter be null and void and no longer be deemed to be part of this Restated Certificate of Incorporation.

                  (iv) If at any time the outstanding shares of Class B Common Stock shall cease to represent at least 35% of the economic ownership represented by the aggregate number of shares of Common Stock then outstanding, then each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock.

                  (v) The Corporation will provide notice of any automatic conversion of all outstanding shares of Class B Common Stock to holders of record as soon as practicable after the conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice prior to conversion. Such notice shall be provided by mailing notice of such conversion first class postage prepaid, to each holder of record of the Common Stock, at such holder's address as it appears on the transfer books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock. Each such notice shall state, as appropriate, the following:

                           (A)      the automatic conversion date;

                           (B) that all outstanding shares of Class B Common Stock are automatically converted;

                           (C) the place or places where certificates for such shares are to be surrendered for conversion; and

                           (D) that no dividends will be declared on the shares of Class B Common Stock converted after such conversion date.

                  (vi) The Board of Directors of the Corporation shall have the power and authority to determine in good faith, based on such information as it deems appropriate, (x) whether there has occurred a transfer of a share of Class B Common Stock as described in clause (x) of paragraph (C)(6)(b)(iii) above, and (y) whether at any time the outstanding shares of Class B Common Stock represent less than 35% of the economic ownership represented by the aggregate number of shares of Common Stock then outstanding as described in paragraph (C)(6)(b)(iv) above.

                  Immediately upon such conversion, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such Persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion, subject to paragraph (C)(6)(f) below.

                           (c) Prior to a Tax-Free Spin-Off, holders of shares of Class B Common Stock may (i) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer which meets the qualifications of paragraph
         (C)(6)(d) below, and under no other circumstances, or (ii) convert any or all of such shares into shares of Class A Common Stock as provided in paragraph (C)(6)(a) above. Prior to a Tax-Free Spin-Off, no one other than those Persons in whose names shares of Class B Common Stock originally are registered on the stock ledger of the Corporation, or transferees or successive transferees who receive shares of Class B Common Stock in connection with a transfer which meets the qualifications set forth in paragraph (C)(6)(d) below, shall by virtue of the acquisition of a certificate for shares of Class B Common Stock have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class B Common Stock.

                  Holders of shares of Class B Common Stock may at any and all times transfer to any Person the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock.

                           (d) Prior to a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred on the books of the Corporation and a new certificate therefor issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate for such shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, only if such certificate when so presented shall also be accompanied by any one of the following:

                  (i) an affidavit from Cognizant stating that such certificate is being presented to effect a transfer by Cognizant of such shares to a successor of Cognizant or Subsidiary Entity of Cognizant; or

                  (ii) an affidavit from Cognizant or a successor of Cognizant stating that such certificate is being presented to effect a transfer by any Subsidiary Entity of Cognizant or a successor of Cognizant of such shares to Cognizant or a successor of Cognizant or another Subsidiary Entity of Cognizant or a successor of Cognizant; or

                  (iii) an affidavit from Cognizant or a successor of Cognizant stating that such certificate is being presented to effect a transfer by Cognizant or a successor of Cognizant of such shares to the stockholders of Cognizant or a successor of Cognizant in connection with a Tax-Free Spin-Off.

                  Each affidavit of a record holder furnished pursuant to this paragraph (C)(6)(d) shall be verified as of a date not earlier than five days prior to the date of delivery thereof, and, where such record holder is a corporation or partnership, shall be verified by an officer of the corporation or by a general partner of the partnership, as the case may be.

                           (e) Prior to the occurrence of a Tax-Free Spin-Off, each certificate for shares of Class B Common Stock shall bear a legend on the face thereof reading as follows:

                  "The shares of Class B Common Stock represented by this Certificate may not be transferred to any person or entity in connection with a transfer that does not meet the qualifications set forth in paragraph (C)(6)(d) of Article IV of the Restated Certificate of

Incorporation of this Corporation and no person who receives such shares in connection with a transfer which does not meet the qualifications prescribed by paragraph (C)(6)(d) of said Article IV is entitled to own or to be registered as the record holder of such shares of Class B Common Stock and such shares will have been automatically converted into Class A Common Stock upon any such purported transfer. The record holder of this certificate may at any time convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing."

                  Upon and after the transfer of shares in a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer bear the legend set forth above in this paragraph (C)(6)(e), instead each certificate for shares of Class B Common Stock shall bear a legend on the face thereof reading as follows:

                  "According to the Restated Certificate of Incorporation of Cognizant Technology Solutions Corporation, the shares of Class B Common Stock represented by this certificate will be automatically converted into shares of Class A Common Stock upon any transfer of such shares of Class B Common Stock. Consequently, no purported transferee of any shares of Class B Common Stock is entitled to own or to be registered as the record holder of such shares of Class B Common Stock but instead shall be entitled to own and be registered as the record holder of a like number of shares of Class A Common Stock. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing."

                           (f) Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this paragraph (C)(6), any dividend, for which the payment date shall be subsequent to such conversion, which may have been declared on the shares of Class B Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend payable in Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.

                           (g) The Corporation shall not reissue or resell any shares of Class B Common Stock which shall have been converted into shares of Class A Common Stock pursuant to or as permitted by the provisions of this paragraph (C)(6), or any shares of Class B Common Stock which shall have been acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized amount of Class B Common Stock accordingly. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

                           (h) In connection with any transfer or conversion of any stock of the Corporation pursuant to or as permitted by the provisions of this paragraph (C)(6) or in connection with the making of any determination referred to in this paragraph (C)(6):

                                    (i) the Corporation shall be under no
                           obligation to make any investigation of facts unless an officer, employee or agent of the Corporation responsible for making such transfer or determination or issuing Class A Common Stock pursuant to such conversion has substantial reason to believe, or unless the Board of Directors (or a committee of the Board of Directors designated for such purpose) determines that there is substantial reason to believe, that any affidavit or other document is incomplete or incorrect in a material respect or that an investigation would disclose facts upon which any determination referred to in paragraph (C)(6)(f) above should be made, in either of which events the Corporation shall make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and have a reasonable time to complete such investigation; and

                                    (ii) neither the Corporation nor any
                           director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

                  (i) The Corporation will not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on the conversion of shares of Class B Common Stock pursuant to this paragraph (C)(6), and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                (7) All rights to vote and all voting power (including, without limitation thereto, the right to elect directors) shall be vested exclusively in the holders of Common Stock, voting together as a single class, except as otherwise expressly provided in this Restated Certificate of Incorporation, in a Preferred Stock Designation or as otherwise expressly required by applicable law.

         D. Subject to the limitations and in the manner provided by law, shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation or a duly-authorized committee of the Board of Directors of the Corporation, in accordance with the laws of the State of Delaware, is hereby authorized to determine or alter the relative rights, powers (including voting powers), preferences, privileges and restrictions granted to or imposed upon Preferred Stock or any wholly unissued series of shares of Preferred Stock, and to increase or decrease (but not below the number of shares of any series of Preferred Stock then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot unless the bylaws so provide.

                                   ARTICLE VI

         The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the bylaws of the Corporation.

                                  ARTICLE VII

         The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware. The affirmative vote of the holders of at least 80 percent in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to make, amend, alter, change, add to or repeal any provision of the By-Laws of the corporation.

                                  ARTICLE VIII

                  (1) The board of directors shall consist of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. Commencing with the election of directors at the first annual meeting following this Restated Certificate of Incorporation becoming effective, the directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders, other than the first annual meting following this Restated Certificate of Incorporation becoming effective, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors


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         shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only by the affirmative vote of at least 80 percent in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

                  (2) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VIII unless expressly provided by such terms.

                                   ARTICLE IX

         Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

                                   ARTICLE X

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under Section 174 of the GCL; or (d) for any transaction from which the director derived an improper personal benefit.

         If the GCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCL. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.


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                                   ARTICLE XI

         (1) The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

         (2) Notwithstanding anything else contained in this Restated Certificate of Incorporation or the By-laws of the corporation to the contrary, the affirmative vote of the holders of at least 80 percent in voting power of all the outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to amend, alter, change, add to or repeal any provision of Article VII, Article VIII, Article IX or this Article XI or to adopt any provision inconsistent therewith.


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